    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1999

                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           PRINCETON VIDEO IMAGE, INC.
             (Exact Name of Registrant as Specified in its Charter)


          NEW JERSEY                                         22-3062052
(State or Other Jurisdiction of                           (I.R.S. Employer
 Incorporation or Organization)                           Identification No.)


                                15 Princess Road
                             Lawrenceville, NJ 08648
                                 (609) 912-9400
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                   of Registrant's Principal Executive Office)


            BROWN F WILLIAMS
      PRINCETON VIDEO IMAGE, INC.                       Copies to:
           15 PRINCESS ROAD                       RICHARD J. PINTO, ESQ.
        LAWRENCEVILLE, NJ 08648           SMITH, STRATTON, WISE, HEHER & BRENNAN
            (609) 912-9400                         600 COLLEGE ROAD EAST
(Name, Address, Including Zip Code, and             PRINCETON, NJ 08540
Telephone Number, Including Area Code,               (609) 924-6000
        of Agent for Service)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON
      AS POSSIBLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
 Title of each Class of       Amount to be          Proposed Maximum       Proposed Maximum           Amount of
    Securities to be           Registered           Offering Price (1)     Aggregate Offering      Registration Fee
       Registered                                                                Price
----------------------------------------------------------------------------------------------------------------------
      Common Stock              1,592,727                $5.157              $8,213,693.14            $2,283.41
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee, based upon the average of the high and low prices for the common stock as reported on the Nasdaq National Stock Market on November 1, 1999, in accordance with Rule 457 under the Securities Act of 1933, as amended.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                                1,592,727 SHARES

                           PRINCETON VIDEO IMAGE, INC.

                                  COMMON STOCK
                               ------------------


      This Prospectus relates to the offering of 1,592,727 shares of common stock, no par value per share, of Princeton Video Image, Inc. being registered hereby which are held by some of our current shareholders. The selling shareholders, or their transferees, may sell these shares of common stock from time to time on or after the date of this Prospectus. The selling shareholders have acquired the shares of common stock being offered by this Prospectus in private placement transactions. Our common stock is traded on the Nasdaq National Market under the symbol "PVII."


      The selling shareholders may offer these shares of common stock in one or more transactions on the Nasdaq National Market at prices then prevailing, in negotiated transactions or otherwise. The selling shareholders and brokers through whom the sale of the shares of common stock are made may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the selling shareholders or such brokers on the sale of shares of common stock may be deemed to be underwriting commissions under the Securities Act. The price at which any of the shares of common stock may be sold and the commissions paid in connection with any sale may vary from transaction to transaction. We will pay certain expenses of this offering. We will not receive any proceeds from sales of the shares of common stock covered by this Prospectus. See "Plan of Distribution."


      Our common stock is quoted on the Nasdaq National Market under the symbol "PVII." On November 1, 1999, the average of the high and low price for the common stock was $5.157.

                              ------------------


      INVESTING IN OUR COMMON STOCK INVOLVES SOME RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is November   , 1999

                                   THE COMPANY

      Princeton Video Image, Inc. developed and is marketing a real-time video insertion system that, through patented pattern recognition technology, places computer-generated electronic images into television broadcasts of sporting and other events. These electronic images range from simple corporate names or logos to sophisticated 3-D animated productions. Our Live Video Insertion System (the "L-VISTM System" or "L-VIS System") has been used to insert images, including advertising images and visual aids, into live and pre-recorded television broadcasts, including baseball games, soccer matches, football games, tennis matches, motor sports events, telethons and entertainment broadcasting. We are developing software to enable the L-VISTM System to be used in the broadcast of other sporting events.

     We were incorporated in New Jersey in July 1990. Our executive offices are located at 15 Princess Road, Lawrenceville, New Jersey 08648, and our telephone number is 609-912-9400.

                                  RISK FACTORS

      Investment in our common stock involves substantial risks, including those described below. You should purchase our common stock only if you can afford to lose your entire investment. You should carefully consider all of the information included in this Prospectus to evaluate us and our business. You should make this evaluation before deciding whether to purchase our common stock. You should understand that additional risks which we cannot predict at this time may have negative impact on us in the future. You should also understand that the risks discussed below might affect us more than or in a different manner than we now predict.

      Some of the information in this Prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations and projections of results of operations or of financial conditions. When considering these forward-looking statements, you should keep in mind the risk factors described below and other cautionary statements made in this Prospectus. These statements identify some of the factors that may cause actual results to differ from any projections contained in forward-looking statements. Important factors that may cause actual results to differ from projections include, for example:

      -     adverse economic conditions;

      - intense competition, including entry of new competitors and products;

      -     adverse federal, state, local and foreign government regulation;

      -     inadequate capital to operate our business;

      -     unexpected costs and operating deficits;

      -     lower revenues than forecast;

      - inability to successfully market the L-VISTM System to television viewers, advertisers, broadcasters and sporting events rights holders;

      - inability of third party sales forces to sell L-VIS TM System advertising;

      -     contractual restrictions on use of video insertion technology;

      -     risks associated with doing business in international markets;

      -     seasonal fluctuations based upon the game schedules of each sport;

      -     manufacturing inexperience;

      -     challenges to our patent and proprietary technology;

      -     technological obsolescence of the L-VIS TM System;

      - inability to upgrade and develop software for use of the L-VIS TM System with new sports and other new uses;

      -     dependence on a sole source of supply for some hardware components;

      - the possible fluctuation and volatility of our operating results and financial condition;

      -     adverse publicity and news coverage;

      -     loss of key employees, and

      -     other specific risks shown in this Prospectus.

We do not promise to update forward-looking information or any other information to reflect actual results or changes in assumptions or other factors that could affect those statements.

WE MAY NOT GENERATE ENOUGH MONEY TO SUPPORT OUR BUSINESS OPERATIONS.

      Our operations relate to the development, introduction and marketing of the L-VIS TM System. We have built 37 L-VIS TM System units, of which approximately 25 units are in use or available for use by customers, potential customers or foreign marketing partners. We are now trying to convince advertisers, broadcasters and broadcast rights holders of the value of the L-VIS TM System. We are also trying to enter into contracts to generate enough revenue to meet our operating expenses. If we do not generate enough revenue, we will have to either raise additional money or substantially reduce the scale of our operations. We may not be able to raise additional money. We also may not succeed in reaching our business objectives. Our failure to do so would have a material adverse effect on our business, financial condition and the results of our operations.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO INCUR ADDITIONAL LOSSES.

      We have not made a profit in any period of operations since we began our business. We expect to lose money at least through calendar year 1999 due to the costs required to manufacture, market and enhance the L-VIS TM System. We incurred net losses of $5,774,711 for the fiscal year ended June 30, 1997, $9,128,374 for the fiscal year ended June 30, 1998, and $9,698,048 for the fiscal year ended June 30, 1999. We have earned only $1,222,213 during fiscal year ended June 30, 1999 through receipts from advertising use of the L-VIS System, contractual arrangements made with customers and license and royalty fees from the use of the L-VIS System.

      We may never earn a profit. Further, we may not be able to continue our operations. Our limited operating history makes the prediction of future operating results difficult or impossible. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early stage companies, particularly companies in new or rapidly evolving markets.

WE MAY NOT BE ABLE TO SUCCESSFULLY MARKET THE L-VIS SYSTEM WHICH WILL ADVERSELY AFFECT OUR ABILITY TO RAISE REVENUES.

      We expect to derive almost all of our revenues from the operation of the L-VIS System. We intend to spend additional money to hire more sales and marketing personnel and on making the product more market friendly. Any benefits from the expansion may take one year or longer. We will lose more money if sales do not increase by an amount at least equal to the increase in expenses. Our expansion will depend on, among other things, our ability to identify markets, to manage growth, and to hire and retain skilled personnel. Our failure to successfully market the L-VIS System would have a material adverse effect on our business, financial condition and the results of our operations. Our ability to market successfully the L-VIS System will depend upon its acceptance by at least four groups: television viewers, advertisers, broadcasters and broadcast rights holders. To date, only a few broadcasters, broadcast rights holders and advertisers have agreed to use the L-VIS System. No data exists about television viewers' reactions to the L-VIS System. However, some press coverage of our technology has raised concerns about its desirability and potential misuse. For instance, one article described inserted advertising images as subliminal advertising. The technology has also been described as allowing unethical tampering with a television picture. Others have complained that television viewers will see too many advertisements. We may not be able to combat successfully any negative publicity about inserted advertising. We may not be able to maintain or increase our commercial arrangements. The failure of any one or more of the four groups to accept the L-VIS System may prevent us from successfully marketing the L-VIS System. That result could cause the holders of our common stock to lose their entire investment.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND THERE CAN BE NO ASSURANCE THAT THESE RIGHTS ARE SUFFICIENT TO PROTECT OUR TECHNOLOGY.

      We must maintain the proprietary nature of our technology to compete effectively. We have been assigned six issued United States patents and four allowed European patents. We have licensed several other patented technologies from third parties and we have filed applications for a number of patents in the United States and abroad. However, the degree of protection offered by these patents is not certain and the pending patents may not be issued. Any patents issued to us or our licensors in a foreign country may provide less protection than provided in the United States. Competitors may obtain patents that interfere with our ability to make L-VIS System units and to market the L-VIS System. Competitors may intentionally infringe our patents. Competitors or strategic partners may copy or independently develop technologies that are the same or similar to our technologies.

      Our patents may be challenged in court proceedings. There has been no court test of our patents or patent applications. We are aware of other companies that have patents or patent applications relating to video insertion technology. Other companies may claim that we infringe their patents or rights. These companies may infringe our patents. In June 1999, we sued Scidel USA, Ltd. for patent infringement. Scidel has responded by denying our claims and alleging that our patents are invalid. In September 1999, we filed a request with the United States Patent and Trademark Office to correct the ownership of US Patent 5,917,553. In October 1999, we received a complaint filed by Sportvision and Fox Sports Productions, Inc., which has licensed the patent to Sportvision. Based upon our preliminary assessment of the claim, we believe that we are the owner of the basic subject matter of the disputed patent and that the claim lacks merit. We plan to vigorously defend our ownership of the patent.

      Patent litigation involves complex legal and factual issues. The outcome of such actions are highly uncertain. In addition, patent litigation involves considerable costs. We cannot assure you that we do not or will not infringe the patent or intellectual property rights of another company. If we lose a patent infringement action, we may be required to pay a significant amount of money or to stop selling our products. We may also need to license disputed technology from another company, if possible. If our patents are successfully challenged, our business, financial condition and the results of our operations will be adversely affected.

      We also rely on unpatented trade secrets, improvements and proprietary technology. Others may copy or independently develop similar technology or gain access to our technology. We require our employees and some third parties to enter into confidentiality agreements. We also use copyright, trademark and trade secret protection. These steps may not protect our trade secrets, know-how or other proprietary information.

WE MAY NOT BE ABLE TO RETAIN OUR KEY PERSONNEL OR HIRE ADDITIONAL PERSONNEL.

      We depend on a number of key technical and management employees, including:

      -     Brown F Williams, our Co-Founder and Chairman of the Board;

      -     Dennis P. Wilkinson, our President and Chief Executive Officer;

      -     Samuel A. McCleery, our Vice President, Business Development;

      - Lawrence L. Epstein, our Vice President of Finance, Chief Financial Officer and Treasurer; and

      -     Paul Slagle, our Vice President of Sales and Marketing

      If one or more of these individuals leaves us, our ability to conduct operations may be materially and negatively affected. Our success depends on our ability to attract and retain qualified financial, technical, marketing and other management personnel. We face competition for this personnel. We have employment agreements with Messrs. Williams, Wilkinson, McCleery, Epstein and Slagle. We have obtained key man life insurance on the life of Mr. Williams for $2 million and on the life of Mr. McCleery for $1 million. Although our employees sign confidentiality and non-competition agreements, our key personnel might leave us and work for a competitor. We also rely on consultants to assist us in research and development strategy. Our consultants are employed by third parties and may have commitments to others that may limit their availability.

OUR DEPENDENCE ON THIRD PARTY SALES FORCES MAY ADVERSELY AFFECT ADVERTISING REVENUES.

      Under many of our contracts, the broadcast rights holders market and sell the L-VIS System advertising. We typically receive a percentage of the advertising revenues earned by the broadcast rights holders. The broadcast rights holders may not be successful in selling L-VIS System advertising. If the broadcast rights holders are unable to enter into arrangements with a substantial number of advertisers, their failure will have a material adverse effect on our business, financial condition and the results of our operations.

USE OF THE L-VIS SYSTEM MAY BE RESTRICTED BY AGREEMENTS WHICH WILL AFFECT OUR ABILITY TO EARN REVENUES.

      Agreements among advertisers, sponsors, syndicators, promoters, broadcasters and cable operators may include provisions that restrict the use of video insertion technology in television broadcasts. These restrictions may have a material adverse effect on our business, financial condition and the results of our operations. Businesses might not enter into amendments of these agreements to help us. We believe that one manufacturer of scrolling billboards used in stadiums has included these restrictions in its contracts.

OUR INTERNATIONAL MARKETING PLANS MAY BE ADVERSELY AFFECTED BY INTERNATIONAL BUSINESS CONDITIONS, INCLUDING FOREIGN MARKETS AND REGULATORY REQUIREMENTS.

      We plan to continue to market the L-VIS System outside the United States through agreements with others. We may not succeed in creating a material business internationally. We have granted some parties exclusive rights to territories or specific sporting events which means that we must rely on their success in these areas. Their failure could have a material adverse effect on our business, financial condition and the results of our operations.

      Furthermore, there are some risks inherent in doing business in international markets, such as:

      -     unexpected changes in regulatory requirements;

      -     tariffs and other trade barriers;

      -     difficulties in staffing and managing foreign operations;

      -     political instability;

      - fluctuations in currency exchange rates; - reduced protection for intellectual property rights;

      -     seasonal reductions in business activity during the summer months;
            and

      -     adverse tax consequences.

      Any of these or other risks inherent in doing business in international markets could have a material adverse impact upon the success of our international operations and thus could have a material adverse effect on our business, financial condition and the results of our operations.

THE SEASONALITY OF SPORTS MAY CAUSE FLUCTUATIONS IN OUR REVENUES.

      If we are unsuccessful in expanding the market for use of the L-VIS System beyond a limited number of sports, our revenues will fluctuate seasonally based upon the game schedules associated with each of these sports.

TECHNICAL UNCERTAINTIES RELATING TO THE OPERATION OF THE L-VIS SYSTEM COULD LIMIT ITS USE.

      The L-VIS System can only be used for some sports under limited circumstances. We must have the cooperation of the broadcaster to obtain acceptable results. The L-VIS System has been operated mainly by our personnel and operators trained by us. We will have to develop additional software and hardware and train personnel to achieve wider use. Future operational difficulties of the L-VIS System could increase the cost of, or delay implementation of, our business plan which, in turn, could materially adversely affect our success.

OUR FAILURE TO KEEP PACE WITH TECHNOLOGICAL CHANGES AND CUSTOMER PREFERENCES WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      We operate in a rapidly developing commercial and technological environment. Our success will depend in part upon our ability to develop product enhancements that keep pace with continuing changes in technology and customer preferences. Our failure to develop product enhancements on a timely basis would have a material adverse effect on our business, financial condition and the results of our operations. The video, electronics, data processing, broadcast television and cable television industries are changing rapidly due to, among other things, technological improvements, consolidations of companies and changes in consumer preferences and customs. In particular, the live video image insertion market is new and undeveloped. We anticipate that as the market develops, it will be affected by technological change and product improvements. Changes in industry broadcast standards may adversely affect our competitive position.

WE HAVE LIMITED EXPERIENCE IN MANUFACTURING THE L-VIS SYSTEM IN COMMERCIAL QUANTITIES.

      We have limited experience in manufacturing L-VIS System units in large quantities for commercial purposes. Our current modest manufacturing facilities are designed to meet the current demand for use of the L-VIS System. We will have to redesign our manufacturing facilities if we are able to develop a substantially larger market for use of the L-VIS System. Any manufacturing difficulties and any cost increases may materially adversely affect our profit margin, if any, on the sale, lease or use of future L-VIS System units. Manufacturing difficulties and cost increases may also affect our ability to develop and deliver L-VIS System units on a timely basis. We believe that the eventual manufacturing cost of L-VIS System units will be based upon the cost of the components of the L-VIS System units purchased from the manufacturers of these components and the cost of the digital signal processing circuits used to perform identification, recognition and insertion functions which we produce. As we increase our product development activities, we may find it desirable to enter into contracts to have outside parties manufacture the L-VIS System units. Any increased reliance on outside parties will require that we devote additional resources to monitoring operations, controlling costs and maintaining effective quality, inventory and service controls.

OUR DEPENDENCE ON A SOLE SUPPLIER OF SOME HARDWARE COMPONENTS MAY DELAY MANUFACTURING OR REQUIRE REDESIGN OF THE L-VIS SYSTEM.

      We depend upon a single supplier, Lucent Technologies, for some hardware components. Although these hardware components are stock items, Lucent may decide to stop selling them. We do not have an agreement with Lucent. If we cannot get hardware components on a timely basis or if we have to pay substantially more for them, we will have to find other sources for similar components. This would require a redesign of some of our systems and our business, financial condition and the results of our operations may be materially adversely affected.

WE FACE INTENSE COMPETITION FROM COMPANIES INVOLVED WITH VIDEO INSERTION TECHNOLOGY AND FROM COMPANIES INVOLVED WITH TRADITIONAL ADVERTISING.

      Competition may have a material adverse effect on our business, financial condition and the results of our operations. The market for electronic video insertion technology is new and evolving. We are aware of three competitors with video technologies used for advertising: Symah Vision-SA, Orad Hi Tech Systems, Ltd. and Scidel Technologies, Ltd. Orad is partly owned by ISL, a Swiss sports-marketing firm. We recently expanded the services we offer to include, for a fee, the electronic insertion of visual aids in live sporting events, such as a virtual first-down marker in live television broadcasts of football games. We are aware that another U.S. company, Sportvision, Inc., is also in the business of inserting visual aids in live sporting events. If the market for electronic video insertion technology grows, we also expect substantial competition from established broadcast businesses. These broadcast businesses have greater resources and more highly skilled individuals than we do. Many potential competitors could gain significant market share due to their greater name recognition and more extensive customer bases. These competitors may be able to:

      -     produce a product superior to ours;

      -     undertake more extensive promotional activities than ours;

      -     offer more attractive terms to customers than we do; and

      -     adopt more aggressive pricing policies than we have.

      The L-VIS System competes with advertisers' use of traditional 30-second advertising spots. These 30-second advertising spots are the standard in the television advertising industry. The L-VIS System also competes with advertisers' use of conventional billboard products, including advertising placed on playing surfaces, such as outfield walls, football fields and ice hockey rinks and scrolling billboards. Scrolling billboards are physically located at the site of an event and can display a series of different advertisements during an event. Scrolling billboards can achieve an effect similar to the L-VIS System for the television viewing audience in some circumstances.

      We expect to generate revenue primarily by causing existing advertisers and sponsors to use the L-VIS System and by attracting new advertisers and sponsors to the advertising and sponsorship market. However, existing advertisers may be reluctant to use a new technology. Advertisers may not believe that their sales will increase as a result of the use of our technology. The competition is likely to be more intense where we are competing for television advertising and sponsorship dollars that are currently spent on traditional media, such as 30-second spots or scrolling billboards. We need the cooperation of the sponsorship advertising sales departments of team owners, other rights holders and broadcasters. We rely on these entities for the sale of our products to advertisers, but they may have incentives to sell alternative advertising or sponsorship inventory rather than our services. This will have a material adverse effect on our business, financial condition and the results of our operations.

DOMESTIC AND FOREIGN REGULATIONS MAY RESTRICT THE USE OF THE L-VIS SYSTEM.

      We believe that no federal or state regulations directly restrict the use of the L-VIS System. There are existing regulations imposed on broadcasters, which may require disclosure that the L-VIS System is being used in a particular broadcast. There may be regulations or restrictions in the future which adversely affect the use of the L-VIS System. These regulations or restrictions could have a material adverse effect on our business, financial condition and the results of our operations.

      Regulatory agencies in foreign jurisdictions may have adopted, or may adopt in the future, regulations or restrictions affecting the use of the L-VIS System. The adoption of these regulations or restrictions may reduce or eliminate the market for our products in any country where these regulations or restrictions are adopted. This would have a material adverse effect on our business, financial condition and the results of our operations.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING THAT WE MAY NEED TO SUPPORT OUR FUTURE OPERATIONS.

      In the future we may need to raise money for our operations if we do not generate enough revenues. We may not be able to obtain additional financing on acceptable terms, or at all. If we cannot raise money, our business, financial condition and the results of our operations will be adversely affected.

      We intend to use the net proceeds from our 1999 private placement, which resulted in net proceeds of approximately $8,260,000, our other existing cash, our cash flow from operations and our borrowings to support operations. Our need for money may be affected by market changes or changes in our business. In addition, our required payments for some electronic imaging rights total $2,000,000 for the two fiscal years ending June 30, 2000. We may need to raise money earlier than expected to expand, develop or enhance products, respond to competition or acquire businesses. Our need for money will also depend on:

      -     the size of our research and development programs;

      -     the cost of our manufacturing and marketing activities;

      -     our ability to market products successfully;

      -     the length of time required to collect accounts receivable; and

      -     the need to address competing technological and market developments.

      If we raise money by selling stock or convertible debt securities, shareholders could experience substantial dilution. In addition, the securities could have greater rights, preferences and privileges than you have as a holder of our common stock. If we cannot generate sufficient revenues or raise money, we will be required to reduce growth to a level that can be supported by internally generated cash flow.

THIRD PARTY AGREEMENTS MAY PROHIBIT USE OF THE L-VIS SYSTEM.

      The broadcast of a sporting event is governed by agreements among the applicable teams, leagues, broadcasters and the sports federation, if any. Impediments to use of the L-VIS System during the broadcast of the sporting events covered by any of these agreements could have a material adverse effect on our business, financial condition and the results of our operations. In many instances, these agreements provide that different persons control the copyrights to the broadcasts in differing circumstances, for instance, regular season play versus playoffs. Agreements often govern permitted forms of advertising and modifications to the broadcast. Use of live video insertion technology is not specifically discussed in some existing agreements. Under these circumstances it is not clear whose permission must be obtained to use the L-VIS System. If the L-VIS System is used without the permission of the appropriate parties, the use of the L-VIS System can be challenged. The defense and prosecution of copyright suits is both costly and time-consuming. Current broadcast copyright holders might not agree to amend current agreements on terms acceptable to us.

WE MAY BE REMOVED FROM THE NASDAQ NATIONAL MARKET IF WE FAIL TO MEET CERTAIN MAINTENANCE CRITERIA AND THE MARKET FOR OUR COMMON STOCK COULD BE ADVERSELY AFFECTED IF WE BECOME GOVERNED BY REGULATIONS GOVERNING LOW PRICE STOCKS.

      Our common stock is quoted on the Nasdaq National Market. The continued listing of our common stock is conditioned upon our meeting certain asset, stock price and other criteria. If we fail any listing criteria, our common stock may be delisted. The effects of delisting include limited news coverage and the limited release of the market prices of our common stock. Delisting may diminish investors' interest in our common stock, restrict the trading market and reduce the price for our common stock. Delisting may also restrict us from issuing additional securities or securing additional financing.

      Companies with low price stocks are governed by additional federal and state regulatory requirements and could lose an effective trading market for their stock. For instance, if our common stock is delisted from the Nasdaq National Market and the trading price of our common stock is less than $5.00 per share, our common stock could be governed by Rule 15g-9 under the Securities Exchange Act of 1934. This rule requires that broker-dealers satisfy special sales practice requirements before any transaction, including suitability determinations and receiving any purchaser's written consent. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock. This would reduce the liquidity of our common stock. If these rules become applicable to our common stock, they could have a material adverse effect on the trading market for our common stock. In addition, our common stock could be deemed "penny stock" under the Securities Enforcement and Penny Stock Reform Act of 1990. If this occurs, additional disclosure will be required if you wish to make a trade in our common stock. The disclosure includes the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. These requirements could severely limit the liquidity of our common stock and the ability of purchasers to sell their shares of our common stock in the secondary market.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

      The market price of our common stock could drop as a result of sales of a large number of shares of our common stock in the marketplace, or the perception that the sales could occur. These factors could also make it more difficult for us to raise money through future offerings of securities.

      In addition to the 1,592,727 shares being offered pursuant to this Prospectus, 8,213,805 shares of our common stock were outstanding on September 10, 1999. Of these shares, 4,600,000 were sold through our initial public offering and are freely transferable under the Securities Act of 1933. An additional 412,500 shares of our common stock are issuable upon exercise of some warrants and will be freely transferable pursuant to a registration statement on Form S-3, filed by us with the SEC. 777,130 shares are also issuable upon exercise of other outstanding warrants and will be "restricted securities" as defined under Rule 144 under the Securities Act.

Finally, the 2,160,000 shares of our common stock which may be issued under our 1993 Amended Stock Option Plan have been registered by us by filing a registration statement on Form S-8 with the Securities and Exchange Commission.

      "Restricted securities" may be sold only under Rule 144 or under an effective registration statement under the Securities Act or an exemption from the registration requirement. As of September 30, 1999, almost all shares of our outstanding common stock were eligible for resale under Rule 144, including Rule 144(k).

      We granted some demand and piggyback registration rights to the holders of 3,583,652 shares of our common stock and to the holders of warrants exercisable for an aggregate of 1,392,130 shares of our common stock, including the 400,000 shares underlying the warrants held by the representatives of the several underwriters of our initial public offering and the 200,000 shares underlying the warrants issued to the placement agent in our 1999 private placement. These registration rights require us to register under the Securities Act those shares of our common stock and the shares of our common stock issuable upon exercise of the warrants. If the holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sales could have a material adverse effect on the market price for our common stock.

THE PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE.

      The market prices of equity securities of technology companies have experienced substantial price volatility in recent years for reasons both related and unrelated to the individual performance of specific companies. Accordingly, the market price of our common stock may be highly volatile. Factors such as announcements by us or our competitors concerning the following matters may have a significant impact on the market price of our common stock and could cause it to fluctuate substantially:

      -     products;

      -     patents and technology;

      -     governmental regulatory actions;

      -     events affecting technology companies generally; and

      -     general market conditions.

      In addition, there are a relatively small number of shares of our common stock trading publicly. Accordingly, shareholders may experience difficulty selling or otherwise disposing of shares of our common stock at favorable prices, or at all.

OUR OFFICERS, DIRECTORS AND EXISTING 5% SHAREHOLDERS HAVE SIGNIFICANT INFLUENCE OVER OUR AFFAIRS AND MAY DELAY OR PREVENT A CHANGE IN CONTROL OF US.

      As of September 1, 1999, our executive officers and directors, together with entities affiliated with these individuals, and other holders of five percent or more of our outstanding capital stock beneficially owned over 30% of our common stock, assuming the exercise of all vested stock options and warrants. Effectively, these shareholders will be able to elect a majority of our directors, will have the voting power to approve all matters requiring shareholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in control of our company. As of September 1, 1999, Allen & Company Incorporated was the beneficial owner of 12.0% of our common stock. Enrique F. Senior, one of our directors, is an Executive Vice President and Managing Director of Allen & Company Incorporated and as such may be deemed to be the beneficial owner of 12.2% of our common stock, which includes the shares of our common stock beneficially owned by Allen & Company Incorporated. These factors could lead to conflicts of interest between us, on the one hand, and Allen & Company Incorporated and/or Mr. Senior, on the other hand. In the event any conflict of interest arises between us and Allen & Company Incorporated or Mr. Senior in the future, we intend that the issue will be resolved by a majority of directors who do not have a personal interest in the issue.

      We issued a total of 262,000 shares of our common stock, or 3.2% of the shares of our common stock outstanding on September 1, 1999, to Brown F Williams and Samuel A. McCleery as a result of the exercise of warrants in July 1997. The total number of shares issued to these individuals was in exchange for promissory notes. In December 1997 we lent money to Mr. Williams and Mr. McCleery to allow them to pay the tax liabilities they each incurred as a result of the exercise of their warrants in July 1997. They executed additional promissory notes in December 1997 for these loans. All of these promissory notes were outstanding as of September 1, 1999. Mr. Williams and Mr. McCleery have significant influence over our affairs. Among other effects, this influence could result in a delay of payment by Mr. Williams and Mr. McCleery to us.

OUR ABILITY TO UTILIZE OUR INCOME TAX LOSS CARRYFORWARDS TO OFFSET POSSIBLE FUTURE CORPORATE INCOME WILL BE SEVERELY LIMITED BY THE INTERNAL REVENUE CODE.

      As a result of our initial public offering of our common stock in December 1997, we underwent an additional "ownership change" within the meaning of
Section 382 of the Internal Revenue Code of 1986. Under Section 382 of the Internal Revenue Code, upon undergoing the ownership change, our right to use existing net operating loss carryforwards is limited during each future year to a percentage of the fair market value of our outstanding capital stock immediately before the ownership change. If other ownership changes have occurred before this ownership change, we may be further limited in using the losses. As of June 30,1999, we had net operating loss carryforwards for federal income tax purposes of approximately $30,311,000. These net operating loss carryforwards expire in the years 2006 through 2019. The timing and manner in which we may use the net operating loss carryforwards to offset possible future corporate income will be severely limited by Section 382 of the Internal Revenue Code.

OUR ISSUANCE OF PREFERRED STOCK AND THE NEW JERSEY SHAREHOLDER PROTECTION ACT COULD ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

      Our board of directors may issue up to 1,000,000 shares of our preferred stock in one or more series and may determine the price, rights, preferences and privileges of those shares without any further vote or action by our shareholders. We may issue up to 167,000 shares of our Series A Preferred Stock and 93,300 shares of our Series B Preferred Stock. As of June 30, 1999, 67,600 shares of our Series A Preferred Stock were outstanding and 86,041 shares of our Series B Preferred Stock were outstanding. As a holder of our common stock, you may be negatively affected by the rights of the holders of our preferred stock. The issuance of additional shares of our preferred stock would provide flexibility for possible acquisitions and other corporate purposes. However, our preferred stock can also be used to delay, defer or prevent a change in control and, thus, entrench our existing management. We are governed by the anti-takeover provisions of the New Jersey Shareholder Protection Act. This act restricts certain business combinations with interested shareholders for five years following the date the person becomes an interested shareholder, unless the board of directors approves the business combination. These provisions could adversely affect the value of our common stock since they delay and deter unsolicited takeover attempts.

IF THE COMPUTER SYSTEMS WE RELY UPON ARE NOT YEAR 2000 COMPLIANT, OUR BUSINESS COULD BE NEGATIVELY IMPACTED.

      Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields need to recognize four digit entries to identify correctly dates in the 21st century. If not corrected, many computer applications could fail or create erroneous results at the year 2000. To the extent that all internal and external systems and services relating to our operations, including, but not limited to, all computer hardware and software systems, both those produced by us and those produced by others for our use, the systems of our suppliers, significant third party vendors and broadcasters, and our own internal information systems, databases and programs are not year 2000 compliant, our planned operations could be significantly disrupted. This could have a material adverse effect on our business, financial condition and planned results of operations. Further, to the extent that, while becoming year 2000 compliant, there are failures by governmental agencies causing delays in approval of new products or sales of approved products, failures in global banking systems and capital markets, failures by public and private utility companies supplying services to us, or failures in identifying critical systems within our company, these failures could have a material adverse effect on our business, financial condition and planned results of operations.


                                 USE OF PROCEEDS

      All of the net proceeds from the sale of the common stock covered by this Prospectus will go to the selling shareholders who offer and sell the shares. We will receive no proceeds from the sale of shares of the common stock offered by the selling shareholders pursuant to this Prospectus.


                              SELLING SHAREHOLDERS

      The following table sets forth the name of each person who is a selling shareholder, the number of shares of our common stock beneficially owned for each selling shareholder's account as of October 20, 1999, the number of shares being sold by each selling shareholder, the number of shares of our common stock each selling shareholder will beneficially own after the completion of this offering, and the percentage of outstanding shares of our common stock owned by each selling shareholder after the completion of this offering. The table assumes that each selling shareholder will sell all shares they are offering under this Prospectus, and that each selling shareholder will not acquire additional shares of our common stock prior to completion of this offering. The shares are being registered to permit secondary trading of the shares, and each selling shareholder may offer such shares for resale from time to time. See "Plan of Distribution."

                                                                                              Percentage of
                                  Number of                               Number of           Outstanding
                                  Shares               Maximum Number     Shares              Common Stock
                                  Beneficially         of Shares          Beneficially        Beneficially
Number of Selling                 Owned Before         Being              Owned After         Owned After
Shareholder                       Offering(1)(2)       Offered(3)         Offering(1)(2)      Offering(1)(2)
-----------                       --------------       ----------         --------------      --------------
Anvil Investment
Associates, L.P.                      150,000             150,000                  0                 *

Cascade Investment,
L.L.C.                                455,000             200,000            255,000                 3%

Chilton QP Investment
Partners, L.P.                         24,000              24,000                  0                 *

Chilton Opportunity
International, L.P                     12,520              12,520                  0                 *

Chilton International,
L.P.                                  106,220             106,220                  0                 *

Chilton Investment
Partners, L.P                          57,260              57,260                  0                 *

Bost & Co.                             64,500              64,500                  0                 *

Kobrick Fund, L.P                     111,000             111,000                  0                 *

                                                                                              Percentage of
                                  Number of                               Number of           Outstanding
                                  Shares               Maximum Number     Shares              Common Stock
                                  Beneficially         of Shares          Beneficially        Beneficially
Number of Selling                 Owned Before         Being              Owned After         Owned After
Shareholder                       Offering(1)(2)       Offered(3)         Offering(1)(2)      Offering(1)(2)
-----------                       --------------       ----------         --------------      --------------
Kobrick Investment
Fund, L.P.                             70,000              70,000                  0                 *

Kobrick Offshore
Fund, Ltd.                             19,000              19,000                  0                 *

MGN Opportunity
Group LLC                              90,000              90,000                  0                 *

Oscar Investment
Fund L.P.                              90,909              90,909                  0                 *

Westfield Technology
Fund L.P.                             139,000              39,000            100,000                 1%

Westfield Technology
Fund II L.P.                           18,500              11,000              7,500                 *

Warburg, Pincus Post-
Venture Capital
Fund, Inc.                             90,909              90,909                  0                 *

Warburg Pincus Trust,
Post-Venture Capital
Portfolio                              90,909              90,909                  0                 *

Whiting & Co.                         365,000             365,000                  0                 *


*     Less than one percent

(1) Applicable percentage of ownership is based on 9,823,318 shares of our common stock outstanding as of October 20, 1999. Outstanding shares of our Series A and Series B Preferred Stock are not reflected above because such preferred stock has no voting rights and is not convertible.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to stock options and warrants currently exercisable or exercisable within 60 days from the record date are deemed outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)   See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

      The selling shareholders or pledgees may sell or distribute some or all of the shares of common stock from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the Nasdaq National Market, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions or by any other legally available means. Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of such shares, from the purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with our consent, by donees of the selling shareholders, or by other persons acquiring the shares of common stock and who wish to offer and sell such shares under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of selling shareholders and any other material information with respect to the plan of distribution not previously disclosed. The selling shareholders may also effect the transfer of shares of our common stock under Rule 144 of the Securities and Exchange Act or other applicable exemptions from the registration requirement of the Securities Act.

      The selling shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the shares of common stock.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of up to five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of the common stock.

      We will pay substantially all of the expenses incident to the offering of the shares of common stock by the selling shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The selling shareholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling shareholders and any such underwriters and controlling persons of such underwriters against certain liabilities, including certain liabilities under the Securities Act.

      If shares of common stock are sold in an underwritten offering, the shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the shares of common stock will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such shares are purchased.

      In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


                              ABOUT THIS PROSPECTUS

      You should rely only on the information provided in this Prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus is accurate at any date other than the date indicated on the cover page of this Prospectus. We are not offering the securities in any state where the offer is not permitted.


                       WHERE YOU CAN FIND MORE INFORMATION

      This Prospectus, which constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by us with the Securities and Exchange Commission under the Securities Act, omits some of the information shown in the Registration Statement. Reference is made to the Registration Statement and to the exhibits to the Registration Statement for further information with respect to our company and the securities offered by this Prospectus. Copies of the Registration Statement and the exhibits to the Registration Statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below.

      We are governed by the informational requirements of the Securities Exchange Act, which require us to file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information which we file can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issues at http://www.sec.gov. Our common stock is listed and traded on the Nasdaq National Market. Reports, proxy statements and other information which we file may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20002.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the SEC are incorporated in this Prospectus by reference:

      (a) Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 which we filed under Section 13(a) or 15(d) of the Securities Exchange Act;

      (b) Our Proxy Statement and Notice of Meeting relative to the Annual Meeting of Shareholders to be held on December 3, 1999, as filed with the SEC;

      (c) All other reports filed under Section 13 or 15(d) of the Securities Exchange Act since June 30, 1999; and

      (d) The description of our common stock, no par value, which is contained in our latest registration statement filed under the Securities Exchange Act, including any amendments or reports filed for the purpose of updating the description.

      All documents which we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Prospectus and before termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of this Prospectus. Any statement contained in this Prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference in this Prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      This Prospectus incorporates documents by reference which are not presented in this Prospectus or delivered with this Prospectus. We undertake to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of the person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus and deemed to be a part of this Prospectus, other than exhibits to the documents unless the exhibits are specifically incorporated by reference in the documents. These documents are available upon request from Elizabeth Dumont, Controller, Princeton Video Image, Inc., 15 Princess Road, Lawrenceville, New Jersey 08648, (609) 912-9400.

                                 INDEMNIFICATION

      We have agreed to indemnify the underwriters of our initial public offering and the placement agent in our October 20, 1999 private placement, including Allen & Company Incorporated, which may be deemed to be an affiliate or control person of our company, and each person who controls any of these underwriters, including Enrique F. Senior, a member of our board of directors who is an Executive Vice President and Managing Director of Allen & Company Incorporated, against some liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

      Our Bylaws provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. However, our Bylaws do not eliminate or limit the liability of a director:

      - for any breach of the director's duty of loyalty to us or our shareholders;

      - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

      -     under Section 14A:6-12 of the New Jersey Business Corporation
            Act; or

      - for any transaction from which the director derived an improper personal benefit.

Furthermore, our Bylaws provide that we shall indemnify our directors and officers to the full extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act or any successor statute thereto.

      Section 14A:3-5 of the New Jersey Business Corporation Act gives a corporation the power to indemnify a corporate agent, including a director and/or officer, against expenses and liabilities incurred in connection with certain proceedings involving the corporate agent by reason of his or her being or having been a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful. In any of these proceedings, the termination of the proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any corporate agent failed to meet the above applicable standards of conduct. The indemnification provided by the New Jersey Business Corporation Act does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings, shall be allowed if the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

      We currently carry liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against the persons acting as directors or officers of our company, or any subsidiary of our company, due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by these directors and officers, except as prohibited by law. Our current policy includes coverage for any claim made against the directors and officers based upon (a) the purchase, sale or offer of any of our securities, and (b) any claim brought by one of our security holders. The coverage includes claims which allege a violation of the Securities Act and the Securities Exchange Act.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under these provisions, or otherwise, we have been advised that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The validity of our common stock offered by this Prospectus and legal matters will be passed upon for us by Smith, Stratton, Wise, Heher & Brennan, Princeton, New Jersey. A member of Smith, Stratton, Wise, Heher & Brennan serves as the Secretary of our company, for which services he is not compensated.


                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on form 10-KSB for the year ended June 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the Registrant's costs and expenses expected to be incurred in connection with the registration of the securities being offered hereby. The amounts listed below are estimates:


                      Legal fees and expenses.......   $ 7,500
                      Accounting fees and expenses..   $ 7,500
                      Miscellaneous expenses........   $ 1,500
                      Nasdaq listing fee............   $17,500
                      Registration fee..............   $ 2,283
                      Total.........................   $36,283


      All expenses of registration incurred in connection herewith are being borne by the Registrant, but all selling and other expenses incurred herein by the selling shareholders will be borne by the selling shareholders.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant has agreed to indemnify the underwriters of its initial public offering and the placement agent in our October 20, 1999 private placement (including Allen & Company Incorporated, which may be deemed to be an affiliate or control person of the Registrant) and each person who controls any such underwriter (including Enrique F. Senior, a director of the Company who is an Executive Vice President and Managing Director of Allen & Company Incorporated) against some liabilities in connection with the Registration Statement, including liabilities under the Securities Act of 1933.

      The Bylaws of the Registrant provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. However, such Bylaws do not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 14A:6-12 of the New Jersey Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, the Bylaws provide that the Registrant shall indemnify its directors and officers to the full extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act or any successor statute thereto.

      Section 14A:3-5 of the New Jersey Business Corporation Act gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a corporate agent, including a director and/or officer, against expenses and liabilities incurred in connection with certain proceedings involving such corporate agent by reason of his or her being or having been a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful. In any such proceeding, the termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any corporate agent failed to meet the above applicable standards of conduct. The indemnification provided by the New Jersey Business Corporation Act does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings shall be allowed if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

      The Registrant currently carries liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law. The Registrant's current policy includes coverage for any claim made against the directors and officers based upon (i) the purchase, sale, or offer of any security of the Registrant, and (ii) any claim brought by a security holder of the Registrant. Such coverage includes claims which allege a violation of the Securities Act, and the Securities Exchange Act of 1934.


ITEM 16. EXHIBITS

Exhibits

Exhibit
Number                          Description
--------                 -------------------------
4.1         Restated Certificate of Incorporation (Incorporated by reference to
            Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2
            (Registration No. 333-37725) which became effective on December 16,
            1997).

4.2         Restated Bylaws, as amended (Incorporated by reference to Exhibit
            3.2 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998 as filed with the Securities and Exchange Commission).

4.3         Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2
            (Registration No. 333-37725) which became effective on December 16,
            1997).

5.1         Opinion of Smith, Stratton, Wise, Heher & Brennan

23.1 Consent of PricewaterhouseCoopers LLP, independent public accountants

23.2        Consent of Smith, Stratton, Wise, Heher & Brennan (contained in
            Exhibit 5.1)

24.1        Power of Attorney (included on the signature page)

-------------

ITEM 17. UNDERTAKINGS

      The undersigned Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that it will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declared it effective.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, in the Township of Lawrence, State of New Jersey, on October 29, 1999.


                                    PRINCETON VIDEO IMAGE, INC.




                                    By:  /s/ Brown F Williams
                                         -----------------------------------
                                         Brown F Williams
                                         Chairman of the Board



Date: October 29, 1999

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brown F Williams, Dennis P. Wilkinson and Lawrence L. Epstein, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                                       TITLE                               DATE
---------                                                       -----                               ----
/s/ Brown F Williams                                   Chairman of the Board                   October 25, 1999
----------------------------------------               (principal executive officer)
Brown F Williams


/s/ Dennis P. Wilkinson                                President, Chief Executive              October 25, 1999
----------------------------------------               Officer and Director
Dennis P. Wilkinson


                                                       Chief Financial Officer and             October 25, 1999
/s/ Lawrence Epstein                                   Treasurer (principal financial
----------------------------------------               officer and principal
Lawrence Epstein                                       accounting officer)



/s/ John B. Torkelsen                                  Director                                October 22, 1999
----------------------------------------
John B. Torkelsen


/s/ Lawrence Lucchino                                  Director                                October 25, 1999
----------------------------------------
Lawrence Lucchino


/s/ Jerome J. Pomerance                                Director                                October 25, 1999
----------------------------------------
Jerome J. Pomerance


/s/Enrique F. Senior                                   Director                                October 26, 1999
----------------------------------------
Enrique F. Senior


----------------------------------------               Director                                October __, 1999
Eduardo Sitt

                                INDEX TO EXHIBITS

Exhibit
Number                              Description
--------                 -------------------------
4.1         Restated Certificate of Incorporation (Incorporated by reference to
            Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2
            (Registration No. 333-37725) which became effective on December 16,
            1997).

4.2         Restated Bylaws, as amended (Incorporated by reference to Exhibit
            3.2 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998 as filed with the Securities and Exchange Commission).

4.3         Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2
            (Registration No. 333-37725) which became effective on December 16,
            1997).

5.1         Opinion of Smith, Stratton, Wise, Heher & Brennan

23.1 Consent of PricewaterhouseCoopers LLP, independent public accountants

23.2        Consent of Smith, Stratton, Wise, Heher & Brennan (contained in
            Exhibit 5.1)

24.1        Power of Attorney (included on the signature page)

-------------